Exhibit 99.1

Trovagene Reports Second Quarter 2016 Financial Results and Accomplishments

SAN DIEGO, CA — August 4, 2016 — Trovagene, Inc. (NASDAQ: TROV), a developer of circulating tumor DNA (ctDNA) molecular diagnostics, today reported its financial results and accomplishments for the second quarter ended June 30, 2016.

“I’m excited to be part of the Trovagene team,” said Bill Welch, Chief Executive Officer of Trovagene. “We announced a number of significant clinical study results, publications, and new collaborations with leading comprehensive cancer centers in the second quarter. Our focus remains on commercializing our highly sensitive and quantitative liquid biopsy tests, and we are pleased with our progress as our technology continues to show superior performance in both urine and blood in a variety of cancer types.”

Second Quarter 2016 Accomplishments

•                  Appointment of Bill Welch as Chief Executive Officer

•                  Presented Clinical Study Results at Several Medical and Scientific Conferences:

•                  2016 American Society of Clinical Oncology (ASCO) Annual Meeting: Oral presentation with reported data demonstrating the high sensitivity and clinical utility of Trovera™ noninvasive urine based liquid biopsy test to detect the EGFR T790M mutation in patients with non-small cell lung cancer was presented by Dr. Heather Wakelee

•                  2016 American Association for Cancer Research (AACR) Special Conference on Pancreatic Cancer: Data demonstrating the superior detection sensitivity of TroveraTM KRAS ctDNA liquid biopsy urine in patients with unresectable pancreatic cancer was presented

•                  2016 Molecular DX Europe Conference: Data featuring Trovagene’s Precision Cancer Monitoring® (PCM) platform demonstrating the utility of urine liquid biopsy as a modality for monitoring ctDNA and early drug response to anti-EGFR therapy in lung cancer patients was presented

•                  Published Data and Case Reports in Leading Oncology Journals:

•                  Data demonstrating that the Trovera™ test, using proprietary mutation allele enrichment technology, successfully identifies EGFR T790M mutations in both urine and blood of patients with metastatic non-small cell lung cancer and has

Trovagene Inc.  |  11055 Flintkote Avenue  |  San Diego  |  CA 92121  |  Tel.: USA [+1] 888-391-7992

high concordance with tumor tissue was published in the Journal of Thoracic Oncology

•                  Confirmation of BRAF V600E mutational status and quantitative monitoring of changes in urinary circulating tumor DNA (ctDNA) using PCM to assess response to combination drug therapy for colorectal neuroendocrine tumors through a patient case report published in Cancer Discovery

•                  Entered into Clinical Collaborations with Leading Cancer Centers:

•                  University of Michigan Comprehensive Cancer Center: To enable early detection of pancreatic cancer and rapid monitoring of patient response to therapy by utilizing TroveraTM KRAS ctDNA liquid biopsy urine and blood based tests as noninvasive diagnostic tools

•                  University of Southern California Norris Comprehensive Cancer Center: To establish a standardized framework for the use of Trovera™ ctDNA liquid biopsy testing and to define practical considerations and best practices for liquid biopsy testing from urine

Second Quarter 2016 Financial Results

For the second quarter ended June 30, 2016, Trovagene reported a net loss of $10.2 million, or $0.34 per diluted share, as compared to a net loss of $10.2 million, or $0.41 per share, for the same period in 2015.

Total operating expenses were approximately $10.1 million in the second quarter, slightly down from $10.6 million in the first quarter of 2016.  When compared to the second quarter of 2015, operating expenses increased by $3.4 million. The increase in operating costs can be attributed to the expansion of our R&D, clinical, and commercial activities.

The net cash used in operating activities in the second quarter of 2016 was $8.1 million. The total cash used in the first half of 2016 was $16.9 million.

The weighted average of diluted shares of common stock outstanding used to calculate per share results increased to 30 million, from 25 million shares in the prior year period, due primarily to the 2015 sales and issuance of 4.6 million shares of common stock through underwritten public offering and controlled equity offering.

As of June 30, 2016, Trovagene had cash and cash equivalents of approximately $50.6 million.

Conference Call Information

Trovagene will hold a conference call today at 5:00 p.m. Eastern Standard Time (2:00 p.m. Pacific Standard Time) to review its second quarter 2016 financial results. A live webcast of the Company’s conference call will be available online at http://trovagene.investorroom.com/events

To access the conference call, please dial (888) 347-6081 (domestic), (412) 902-4285 (international), or (855) 669-9657 (Canada), conference ID# 10087769. To access the telephone replay of the call, dial (877) 344-7529 (domestic), (412) 317-0088 (international), or (855) 669-9658 (Canada), replay ID# 10087769. The replay will be available one hour after the conclusion of the call. The webcast and telephone replay will be archived on the Company’s website following the conference at http://trovagene.investorroom.com/events.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary Precision Cancer Monitoring® (PCM) technology for the detection and monitoring of circulating tumor DNA (ctDNA) in urine and blood. The Company’s technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene’s PCM technology is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally. For more information, please visit http://www.trovagene.com/.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend” or other similar terms or expressions that concern Trovagene’s expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition;  our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technologies or products will be utilized by oncologists or prove to be commercially successful, that Trovagene’s PCM platform will ultimately be successful or result in better reimbursement outcomes or that Trovagene will meet any of its 2016 goals and objectives. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s most recent Annual Report on Form 10-K and its other periodic reports filed with the Securities and Exchange Commission.

(Financial Information to Follow)

Trovagene Contacts:

Beth Anderson	Vicki Kelemen
VP, Finance & Administration	Sr. Director, Marketing Communications
858-952-7593	858-952-7652
ir@trovagene.com	vkelemen@trovagene.com

Trovagene, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenues:
Royalties	$48	$47	$161	$172
Diagnostic services	24	3	31	5
Clinical research services	32	—	32	—
Total revenues	104	50	224	177

Costs and expenses:
Cost of revenues	410	80	719	256
Research and development	4,076	2,684	7,284	4,882
Selling and marketing	3,129	1,916	6,187	2,711
General and administrative	2,469	2,002	6,473	3,808
Total operating expenses	10,084	6,682	20,663	11,657

Loss from operations	(9,980)	(6,632)	(20,439)	(11,480)

Other income (expense):
Net interest expense	(275)	(382)	(613)	(764)
Gain (loss) on change in fair value of derivative instruments-warrants	53	(3,175)	587	(5,123)
Other income, net	—	9	—	13
Net loss and comprehensive loss	$(10,202)	$(10,180)	$(20,465)	$(17,354)
Preferred stock dividend	(6)	(6)	(12)	(12)
Net loss and comprehensive loss attributable to common stockholders	$(10,208)	$(10,186)	$(20,477)	$(17,366)
Net loss per common share - basic	$(0.34)	$(0.41)	$(0.69)	$(0.75)
Net loss per common share - diluted	$(0.34)	$(0.41)	$(0.70)	$(0.75)
Weighted average shares outstanding - basic	29,958	24,593	29,857	23,213
Weighted average shares outstanding - diluted	29,958	24,593	30,033	23,213

Trovagene, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2016	December 31, 2015

Assets

Current assets:
Cash, cash equivalents and short-term investments	$50,583	$67,493
Accounts receivable	159	99
Prepaid expense and other assets	878	789
Total current assets	51,620	68,381
Property and equipment, net	4,732	2,691
Other assets	371	374
Total Assets	$56,723	$71,446

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,115	1,041
Accrued expenses	3,627	1,935
Current portion of long-term debt	6,147	5,226
Total current liabilities	10,889	8,202

Long-term debt, less current portion	9,031	11,246
Derivative financial instruments	2,711	3,297
Other liabilities	1,519	0
Total Liabilities	24,150	22,745

Stockholders’ equity	32,573	48,701
Total liabilities and stockholders’ equity	$56,723	$71,446

Trovagene, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended
	June 30,
	2016	2015

Operating activities
Net loss	$(20,465)	$(17,354)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	490	153
Stock based compensation expense	4,113	1,835
Change in fair value of derivative instruments - warrants	(587)	5,122
Other non-cash items	119	247
Changes in operating assets and liabilities	1,336	(180)
Net cash used in operating activities	(14,994)	(10,177)

Investing activities:
Capital expenditures, net	(671)	(688)
Purchase of short-term investments	(27,951)	—
Net cash used in investing activities	(28,622)	(688)

Financing activities:
Proceeds from sales of common stock, net of expenses	—	23,816
Proceeds from exercise of options	232	564
Proceeds from exercise of warrants	—	485
Repayment of debt, net of borrowings	(1,528)	—
Net cash (used in) provided by financing activities	(1,296)	24,865
Effect of exchange rate changes on cash and cash equivalents	(2)	—
Net change in cash and equivalents	(44,914)	14,000
Cash and cash equivalents—Beginning of period	67,493	27,294
Cash and cash equivalents—End of period	$22,579	$41,294

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